                                                                    EXHIBIT 10.1





        Resolutions of the Board of Directors of the Company adopted on
           August 18, 1994 relating to the compensation of directors
        ---------------------------------------------------------------


           RESOLVED, That, effective as of the current quarter, the fees credited or paid, as the case may be, to each Director who is not concurrently receiving compensation for services being rendered to the Company or any of its subsidiaries as an officer, employee or consultant, or in any capacity other than that of a Director, shall be a $30,000 annual retainer for serving as a Director, $1,500 for attendance at any meeting of this Board of Directors, a $5,000 annual retainer for serving as Chairman of any Committee of this Board of Directors and $1,000 for attendance at any meeting of any Committee of this Board of Directors; and

           FURTHER RESOLVED, That the first full resolution appearing at page 2102 of the minutes, as adopted by this Board of Directors on September 19, 1991, is rescinded and shall have no further force and effect; and

           FURTHER RESOLVED, That, except as modified by the immediately preceding resolution, the resolutions adopted by this Board of Directors regarding the compensation of outside Directors on September 19, 1991 (and appearing at pages 2099 to 2102 of the minutes) shall remain in full force and effect.